Exhibit 99.1
American Commercial Lines Inc. Announces Closing of Merger with
Affiliate of Platinum Equity
JEFFERSONVILLE, IN, Dec. 21, 2010 — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”), one of the largest and most diversified inland marine transportation and service companies in the United States, is pleased to announce today the closing of the acquisition of ACL by an affiliate of Platinum Equity. After the close of the Nasdaq Global Select Market on December 21, 2010, trading of the Company common stock ceased and the listing of the Company’s common stock on the Nasdaq Global Select Market was suspended.
Stockholders of the Company will receive a letter of transmittal from Wells Fargo as paying agent with instructions on how to cash in their shares of the Company’s common stock.
About American Commercial Lines Inc.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc., visit www.aclines.com.
About Platinum Equity
Platinum Equity is a global M&A&O(R) firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed over 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition. For more information, go to www.platinumequity.com.
Contact:
David T. Parker
Vice President, Investor Relations
and Corporate Communications
(800) 842-5491